New Enterprise Stone & Lime Co., Inc. Announces Closing of $450 million Term Loan Facility and Amendment of $105 million Revolving Credit Facility

New Enterprise, PA — July 8, 2016— New Enterprise Stone & Lime Co., Inc. is pleased to announce that it has entered into a new $450 million secured term loan facility (“New Term Loan”) with a group of private lenders. The New Term Loan will be used to repay in full its existing 13% Secured Notes and $70 million term loan. In connection with the incurrence of the New Term Loan and the repayment of related existing debt, the Company has entered into an amendment and restatement (“ABL Amendment”) of the terms of its existing $105 million asset-based revolving credit facility (“ABL Facility”).

The New Term Loan has a stated maturity of 5 years, providing stability to the Company’s capital structure. The New Term Loan is priced at LIBOR plus 8.0% (with a 1.0% LIBOR floor). This pricing will result in a significant reduction in annual interest expense.

Additionally, the ABL Amendment decreases the interest rate margin on the revolving loans under the ABL Facility by 1.25%. The ABL Amendment also removes certain restrictive financial covenants, including a $20 million availability block, and reduces certain operational and financial reporting requirements. While the total ABL Facility remains at $105 million, the ABL Amendment allows for the issuance of an additional $15 million of letters of credit.

Furthermore, both the New Term Loan and the ABL Amendment provide increased flexibility in refinancing the Company’s remaining debt.

The Company’s President and Chief Executive Officer, Paul Detwiler III, commented on the New Term Loan and ABL Amendment, saying, “We believe our ability to complete this financing in a difficult capital markets environment demonstrates investors’ recognition of the steady improvement in our financial performance and expectations for continued progress. The refinancing is an important step in enhancing our capital structure by extending maturity and lowering cost.”

The credit agreements and documents related to the New Term Loan and the ABL Amendment have been included as exhibits to a Form 8-K that the Company filed with the Securities and Exchange Commission today.

This press release is not an offer to purchase or a solicitation of an offer to redeem the Company’s Senior Secured Notes. The redemption of the Senior Secured Notes will be made only pursuant to the terms set forth in the applicable notice of redemption, which will be delivered to the registered holders of the Senior Secured Notes.

About New Enterprise Stone & Lime Co., Inc.

New Enterprise Stone & Lime Co., Inc. is a leading, privately-held, vertically-integrated construction materials supplier and heavy/highway construction contractor in Pennsylvania and western New York and a national traffic safety services and equipment provider. Our core businesses include: (i) construction materials (ii) heavy/highway construction and (iii) traffic safety services and equipment. For more information, please visit the company’s website at www.nesl.com.

Forward-Looking Statements

Statements included herein may constitute forward looking statements, including statements relating to the new credit facility. These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company undertakes no duty to update any forward looking statements made herein.

For more information, please contact:

At Gregory FCA, the Company’s Investor Relations Contact: Joe Hassett 610-228-2110

Source: New Enterprise Stone & Lime Co., Inc.